Exhibit 10.1

January 30, 2014

C.  Scott Wilson
3714 Nottingham Street
Houston , TX 77005

Dear Mr. Wilson:

On behalf of Radiant Oil & Gas, Inc. (the "Company"), I am pleased to offer you the position of Chief Financial Officer of the Company, initially for the first 90-days on a full-time, at-will, non-employee basis (the "Contract Period"), and then beginning on day 91, on a full-time employee basis (the "Employment Period"). This letter embodies the terms of our offer of employment to you. As explained in more detail below, your employment is contingent upon your assent to the terms and conditions set forth in this letter and the attachments hereto. Of course, the Company may change your duties and place of employment from time to time as it deems necessary. If, after careful review, the terms discussed below and in the attachments hereto are acceptable to you, please sign this letter and the attached (i) Proprietary Information Agreement and (ii) Agreement to Arbitrate where indicated and return them to me.

1.	Compensation.

a.	Salary.

i.	During the Contract Period, you will be compensated at an annual rate of $200,000 per year. Your pay will be on a 1099 basis and no deductions or withholdings will be made.

ii.
During the Employment Period you will be compensated at a base rate of $200,000 per year, less all deductions and withholdings, to be paid in accordance with the Company's standard payroll practices, as they may be changed from time to time.

iii.	After you have been in your position for 6 months (6 months from the effective date of this Agreement) you will be eligible for a salary review towards a possible increase in compensation.

9700 Richmond Avenue, Suite 124 Houston, Texas 77042	(O) 832-242-6000 (F) 713-917-0493

C. Scott Wilson
January 30, 2014

b.
Vacation, Holidays and Sick-Leave. As a full-time employee, you will accrue vacation in accordance with the Company's standard policies and procedures; provided,  however, that in no event shall you receive less than four weeks of vacation and 10 sick days per year.  Holidays and sick-leave will likewise be provided in accordance with the Company's standard policies and procedures.

c.
Benefits. During the Employment Period, as a full-time employee, you will be eligible to participate in and to receive medical benefits under such plans and benefits as in effect or as may be adopted by the Company, commencing  90 days from the start date of your Employment  Period, and after 180 days from the start date of your Employment Period, you will be eligible for 401 K contributions where the Company will match dollar for dollar up to the first 5% of your salary. The eligibility criteria and amount and extent of benefits to which you are entitled shall be governed  by each specific benefit plan (as applicable) as it may be amended from time to time.

d.
Incentive Compensation. In addition to the compensation outlined above, you will be awarded an option to purchase a number of shares of the Company's restricted common stock equal to one percent (1%) of the total fully-diluted shares outstanding at the time of the closing of the financing the Company closed with Centaurus Capital (the "Financing") on or about October 8, 2013, inclusive of those shares issued, or issuable upon conversion, in the Financing (the "Option Shares"). The Option Shares shall vest at the rate of one-third (1/3rd) of the total amount per year beginning on the first anniversary of your employment. Should your employment with the Company be terminated for any reason, those Option Shares that have not vested will be terminated as of the date your employment with the Company ends. The Option Shares will have an exercise price of $1.76 per share and be exercisable at any time from the vesting date until the date of the fifth (5th) anniversary of the commencement of your employment.

e.
Performance Bonus Plan. In addition to the compensation outlined herein Section 1, you will be allowed to participate in any Performance Bonus Plan that may be implemented by the Company's Board of Directors up to a maximum of one hundred percent (100%) of your base salary (the "Performance Bonus").

f.
Capital Raise Bonus Plan. In addition to the Performance Bonus outlined above, you will be allowed to receive a bonus of one-quarter of one percent (0.25%) of any cash proceeds received by the Company from the sale of new equity (excluding cash received from the exercise of any options or warrants currently existing or that may be issued in the future), issuance of mezzanine, subordinated or senior debt up to a maximum of annual payout of $1,000,000 (the "Capital Raise Bonus"); provided, however, should the aggregate Capital Raise Bonus payable in any given year be less than any Performance Bonus granted to you by the Company's Board of Director's you shall only receive the Performance Bonus; provided, further, in no event shall the aggregate amount of the Performance Bonus and the Capital Raise Bonus exceed $1,000,000 in any given year.

2.	Term. Your employment is for the term of 3 years from the effective date of this Agreement. During such 3 year period, you may, however, be discharged "for cause."

9700 Richmond Avenue, Suite 124 Houston, Texas 77042	(O) 832-242-6000 (F) 713-917-0493

C. Scott Wilson
January 30. 2014

3.
Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon your execution of the Company’s Proprietary Information Agreement, a copy of which is attached hereto as Exhibit A for your execution.

4.
Non-Compete and Outside Activities. As more fully set forth in the Company's Proprietary Information Agreement, you agree that, while serving as a full-time employee of the  Company, you will not engage in any activity which is competitive with the Company. In addition, during your employment with the Company, you shall devote your best efforts and your full business time, skill and attention to the performance of your duties on behalf of the Company.

5.
Arbitration. Your acceptance  of  this  offer  is contingent  upon  your  execution  of  the Company's Agreement to Arbitrate, a copy of which is attached hereto as Exhibit B for your execution. As more fully set forth in the Agreement to Arbitrate, both you and the Company agree  that any controversy,  claim  or  dispute  arising  out  of, concerning  or relating in any way to your employment with the Company or the termination thereof shall be submitted exclusively to final and binding arbitration.

6.
Company Rules. As an employee of the Company, you will be expected to abide by the Company's rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company's Employee Handbook, which the Company will distribute.

The Company agrees to indemnify you to the fullest extent allowable under the law.

7.
Integrated Agreement. This offer, if accepted, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. Likewise, the terms of this offer shall constitute the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement may only be changed in writing, signed by you and an authorized representative of the Company.

8.
Severability. If this offer is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected;  and, the parties shall use their best efforts to find an alternative way to achieve the same result.

9700 Richmond Avenue, Suite 124 Houston, Texas 77042	(O) 832-242-6000 (F) 713-917-0493

C. Scott Wilson
January 30, 2014

If you wish to accept employment at the Company under the terms set out above and in the attached Proprietary Information and Inventions Agreement and Agreement to Arbitrate, please sign and date this letter and the enclosed documents, and return them to me. If you accept our offer, your first day of employment will begin no later than February 3, 2014.

* * * * *

This offer, if not accepted, will expire on February 5, 2014.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ John M. Jurasin

RADIANT OIL & GAS, INC.

Approved and Accepted this               Day of January, 2014

EMPLOYEE:

/s/ C. Scott Wilson
Name: C. Scott Wilson

9700 Richmond Avenue, Suite 124 Houston, Texas 77042	(O) 832-242-6000 (F) 713-917-0493